EXHIBIT 14.1
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                                   BRIDGELINE
                                    SOFTWARE

                       CODE OF BUSINESS CONDUCT AND ETHICS

         This Code of Business Conduct and Ethics (the "Code") sets forth legal and ethical standards of conduct for directors, officers and associates of Bridgeline Software Inc., its subsidiaries and affiliates (collectively, "Bridgeline" or the "Company"). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries, divisions, or business units controlled by it worldwide.

         If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor, your geo's General Manager, or the Company's Head of Human Resources, or the Company's Chief Financial Officer, or the Company's President.


I.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

         If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your supervisor, your geo's General Manager, or the Head of Human Resources, or the Company's Chief Financial Officer. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Associates, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.


II.      CONFLICTS OF INTEREST

         Associates, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest." A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or associate, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

For example:

     o No associate, officer or director shall perform services as a consultant, employee, officer,
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         director, advisor or in any other capacity for, or have a financial interest in, a direct competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company; and

     o No associate, officer or director shall use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company.

     o Additional guidelines applicable to officers and directors are attached as Exhibit A hereto.

         It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to Human Resources or the Company's Chief Financial Officer, or, if you are an executive officer or director, to the Audit Committee and/or Board of Directors.

         Human Resources or the Chief Financial Officer will bring all related party transactions to the attention of the Audit Committee; the Audit Committee is responsible for reviewing and approving any related party transactions. All other potential conflicts of interest will be assessed by Human Resources and the Chief Legal Officer and raised to the Board of Directors if either or both Human Resources and the Chief Legal Officer believe that a conflict of interest may exist.


III.     INSIDER TRADING

         Associates, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an INSIDER INFORMATION AND INSIDER TRADING policy, available in your Employee Handbook.

         If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Manager of Business Practices before making any such purchase or sale.


IV.      CONFIDENTIALITY

         Associates, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or is legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, associates, officers and directors should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to associates, officers or directors who have a need to know such information to perform their responsibilities for the Company. You may be a party to an "EMPLOYEE INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-COMPETITION AGREEMENT" under which you have agreed to additional specific rules governing the confidentiality of Company information.
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         Third parties may ask you for information concerning the Company.
Associates, officers and directors (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality (non-disclosure) agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company's authorized spokespersons.

         You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.


V.       HONEST AND ETHICAL CONDUCT AND FAIR DEALING

         Associates, officers and directors should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and other associates. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.


VI.      PROTECTION AND PROPER USE OF CORPORATE ASSETS

         Associates, officers and directors should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. Associates, officers and directors must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

         Associates, officers and directors must advance the Company's legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.


VII.     GIFTS AND GRATUITIES

         The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, not prohibited under contract terms, nominal in amount and not given in consideration or expectation of any action by the recipient.

         An associate, officer or director must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of nominal value. Any gifts that are not of nominal value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion.
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         As an example, gifts and entertainment that are generally acceptable include: (1) lunch and/or dinner; (2) gifts of small value such as calendars, pens or candy; (3) tickets to events (e.g. sports and arts); (3) gifts of holiday food items. In addition, day outings such as golf, fishing, etc. are acceptable with prior approval from the associate's manager.

         Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Associates, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

         Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.


VIII.    ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

         Associates, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

         All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

         It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.


IX.      CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

         Associates with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the following e-mail address: audit@bridgelinesw.com . All such concerns and complaints will be handled in accordance with the procedures set forth in the Company's COMPLAINT PROCEDURES CONCERNING AUDITING AND ACCOUNTING MATTERS available in your Employee Handbook.

         The Audit Committee will evaluate the merits of any concerns or complaints received by it in accordance with the COMPLAINTS PROCEDURES CONCERNING AUDITING AND ACCOUNTING MATTERS and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

         The Company will not discipline, discriminate against or retaliate against any associate who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.
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X.       WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

         While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any associate or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Financial Officer and, if appropriate, the Audit Committee, must be obtained. The Chief Financial Officer shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

         Any executive officer or director who seeks an exception to any of these policies should contact the Chair of the Audit Committee. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law, NASDAQ regulation, or AMEX regulation.

REPORTING AND COMPLIANCE PROCEDURES

         Every associate, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any associate, officer or director who knows or believes that any other associate or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Chief Financial Officer of the Company, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any associate, officer or director who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Chief Financial Officer or the Company's President.

         You may report violations of this Code, on a confidential or anonymous basis, by contacting the Chief Financial Officer or the Company's President by fax (781.376.5033), mail (10 Sixth Rd., Woburn, MA., 01801) or e-mail at: ethics@bridgelinesw.com . In addition, you can contact the Chief Financial Officer or the Company's President by telephone or voicemail. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

         If the Chief Financial Officer or the Company's President receives information regarding an alleged violation of this Code, he or she shall, as appropriate: (a) evaluate such information; (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation; (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation; and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Audit Committee or Corporate Governance Committee of the Board of Directors. Associates, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

         The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any associate who has violated this Code. In
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the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

         Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.



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